Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of August 13, 2025, by and among Bleichroeder Sponsor 1 LLC, a Delaware limited liability company (the “Sponsor”), Inflection Point Fund I, LP, a Delaware limited partnership (“IPF” and the Sponsor, each a “Restricted Holder” and together, the “Restricted Holders”), Bleichroeder Acquisition Corp. I, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), and Merlin Labs, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 8,333,333 Purchaser Class B Ordinary Shares and (ii) 425,000 Cayman Purchaser Units (collectively, the “Subject Securities”);

WHEREAS, Sponsor intends to distribute to IPF pursuant to the Sponsor’s amended and restated limited liability company agreement an aggregate of (i) 5,266,667 Purchaser Class B Ordinary Shares and (ii) 425,000 Cayman Purchaser Units (such distribution, the “IPF Distribution”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Company have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each Restricted Holder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Restricted Holders, severally and not jointly, shall be bound by, be subject to and comply with Sections 6.06 (No Solicitation), 6.16 (Public Announcements) and 6.17 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if they were original signatories to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a) Except for the IPF Distribution, unless otherwise deemed a Permitted Transfer (as defined below), during the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of the Purchaser, each Restricted Holder shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by such Restricted Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by such Restricted Holder or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (each, a “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of the Purchaser, the Company or a Restricted Holder, (B) any Affiliates or family members of the officers or directors of the Purchaser, the Company or a Restricted Holder, or (C) any direct or indirect partners, members or equity holders of a Restricted Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between the Restricted Holders, the Purchaser and the Company, or (vi) to the Purchaser, the Company or a Restricted Holder; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.2 shall relieve any Restricted Holder of its obligations under this Agreement.

Section 1.3 New Shares. In the event that (a) any Purchaser Ordinary Shares, Cayman Purchaser Units, Cayman Purchaser Rights or other equity securities of the Purchaser are issued to any Restricted Holder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Purchaser Ordinary Shares, Cayman Purchaser Units or the Cayman Purchaser Rights owned by such Restricted Holder or otherwise, (b) a Restricted Holder purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Cayman Purchaser Units, Cayman Purchaser Rights or other equity securities of the Purchaser after the date of this Agreement, or (c) a Restricted Holder acquires the right to vote or share in the voting of any Purchaser Ordinary Shares, Cayman Purchaser Units, Cayman Purchaser Units or other equity securities of the Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Cayman Purchaser Units, Cayman Purchaser Rights or other equity securities of the Purchaser, collectively, the “New Securities”), then such New Securities acquired or purchased by such Restricted Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Restricted Holder as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Restricted Holders shall deliver to the Purchaser and the Company a duly executed copy of the A&R Registration Rights Agreement and the Sponsor Lock-Up Agreement.

Section 1.5 Agreements.

(a) At any meeting of the Purchaser Shareholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the Purchaser Shareholders is sought, each Restricted Holder agrees, severally and not jointly, that it shall (i) appear at each such meeting or otherwise cause all of its Subject Securities, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities, which are entitled to vote:

(i) in favor of each Transaction Proposal;

(ii) against any Alternative Transaction or any proposal relating to an Alternative Transaction (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Purchaser;

(iv) against any change in the business, management or board of directors of the Purchaser (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and

(v) against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Restricted Holder contained in this Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Purchaser.

Each Restricted Holder, severally and not jointly, hereby agrees that such Restricted Holder shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Restricted Holder, severally and not jointly, shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), including the obligations pursuant to Section 1 therein to not redeem any Purchaser Ordinary Shares in connection with the Transactions.

Section 1.6 No Challenges. Each Restricted Holder, severally and not jointly, agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of any Restricted Holder to enforce its rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party hereto or thereto, including by commencing any action in connection therewith.

Section 1.7 Further Assurances. Each Restricted Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. Each Restricted Holder, severally and not jointly, hereby represents and covenants that such Restricted Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of its obligations hereunder.

Section 1.9 Insider Letter. Neither the Restricted Holders nor the Purchaser shall amend, terminate or otherwise modify that certain letter agreement, dated as of October 31, 2024, by and among the Purchaser, the Sponsor and certain of the Purchaser’s current and former officers and directors (the “Insider Letter”) without the Company’s prior written consent.

Section 1.10 Waiver of Anti-Dilution Provision. Each Restricted Holder, severally and not jointly, hereby (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Purchaser (as may be amended from time to time, the “Articles”), any and all anti-dilution rights with respect to the rate that the Purchaser Class B Ordinary Shares held by such Restricted Holder convert into Purchaser Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. The waiver specified in this Section 1.10 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement (and any Purchaser Class A Ordinary Shares, shares of Domesticated Purchaser Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Purchaser and the Company that the Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Insider Letter, (v) the Sponsor’s Organizational Documents, (vi) agreements between the Sponsor and its members or partners or (vii) any applicable securities Laws. The Subject Securities are the only equity securities in the Purchaser owned of record or beneficially by the Sponsor on the date of this Agreement, and none of the Subject Securities will be subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Cayman Purchase Rights held by the Sponsor, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

Section 2.2 Representations and Warranties of IPF. IPF represents and warrants as of the date hereof to the Purchaser and the Company that, upon completion of the IPF Distribution, IPF will be the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and will have good title to, all of the Subject Securities to be distributed to it pursuant to the IPF Distribution, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Insider Letter, (v) IPF’s Organizational Documents, (vi) agreements between the IPF and its members or partners or (vii) any applicable securities Laws. The Subject Securities distributed to IPF in the IPF Distribution will be the only equity securities in the Purchaser owned of record or beneficially by IPF as of the date of the IPF Distribution, and none of the Subject Securities distributed to IPF in the IPF Distribution are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities as of the date of the IPF Distribution, except as provided hereunder and under the Insider Letter. Other than the Cayman Purchase Rights that will be held by IPF following the IPF Distribution, as of the date of the IPF Distribution, IPF will not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

Section 2.3 Representations and Warranties of the Restricted Holders. Each Restricted Holder, severally and not jointly, represents and warrants as of the date hereof to the Purchaser and the Company as follows:

(a) Organization; Due Authorization. Such Restricted Holder is duly organized, validly existing and in good standing as a limited liability company under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Restricted Holder’s powers and have been duly authorized by all necessary limited liability company actions on the part of such Restricted Holder. This Agreement has been duly executed and delivered by such Restricted Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Restricted Holder, enforceable against such Restricted Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Restricted Holder.

(b) No Conflicts. The execution and delivery of this Agreement by such Restricted Holder does not, and the performance by such Restricted Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Restricted Holder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Restricted Holder or the Subject Securities held or to be held by such Restricted Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Restricted Holder of its obligations under this Agreement.

(c) Litigation. There are no Legal Proceedings pending against such Restricted Holder, or to the knowledge of such Restricted Holder threatened in writing against such Restricted Holder, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Restricted Holder of its obligations under this Agreement.

(d) Brokerage Fees. Except as described on Section 5.15 (Broker’s Fees) of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Restricted Holder, for which the Purchaser or any of its Affiliates may become liable.

(e) Acknowledgment. Such Restricted Holder understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon such Restricted Holder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of the Purchaser and (c) the written agreement of the Restricted Holders, the Purchaser, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.3 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Restricted Holders.

Section 3.5 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

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IN WITNESS WHEREOF, the Restricted Holders, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

BLEICHROEDER SPONSOR 1 LLC

By:	/s/ Andrew Gundlach
Name:	Andrew Gundlach
Title:	Managing Member

By:	/s/ Michel Combes
Name:	Michel Combes
Title:	Managing Member

IPF:

INFLECTION POINT FUND I, LP
By: Inflection Point Asset Management LLC, its manager

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Investment Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Restricted Holders, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

BLEICHROEDER Acquisition Corp. I

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Restricted Holders, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

MERLIN LABS, INC.

By:	/s/ Matthew George
Name:	Matthew George
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]